American Balanced Fund, Inc.
One Market, Steuart Tower, San Francisco, California 94105
Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$980,332
Class B	$103,910
Class C	$111,310
Class F	$35,297
Total	$1,230,849
Class 529-A	$32,076
Class 529-B	$5,949
Class 529-C	$9,777
Class 529-E	$1,829
Class 529-F	$905
Class R-1	$1,808
Class R-2	$21,104
Class R-3	$76,178
Class R-4	$49,609
Class R-5	$21,446
Total	$220,681

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.52
Class B	$0.3738
Class C	$0.3653
Class F	$0.5226
Class 529-A	$0.5065
Class 529-B	$0.3516
Class 529-C	$0.3521
Class 529-E	$0.4509
Class 529-F	$0.5489
Class R-1	$0.3668
Class R-2	$0.3622
Class R-3	$0.4579
Class R-4	$0.5111
Class R-5	$0.5702

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,967,911
Class B	280,114
Class C	316,057
Class F	71,163
Total	2,635,245
Class 529-A	68,582
Class 529-B	17,758
Class 529-C	29,414
Class 529-E	4,344
Class 529-F	1,868
Class R-1	5,407
Class R-2	60,721
Class R-3	171,552
Class R-4	96,683
Class R-5	49,535
Total	505,864

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.31
Class B	$19.25
Class C	$19.23
Class F	$19.31
Class 529-A	$19.29
Class 529-B	$19.28
Class 529-C	$19.29
Class 529-E	$19.28
Class 529-F	$19.28
Class R-1	$19.22
Class R-2	$19.23
Class R-3	$19.24
Class R-4	$19.28
Class R-5	$19.32